Exhibit (h)(5)

THIRD AMENDMENT TO THE FUND ADMINISTRATION AND ACCOUNTING

AGREEMENT

This Amendment is an amendment to the Fund Administration and Accounting Agreement between The Bank of New York Mellon ("BNY Mellon") and DBX ETF Trust ("Customer") dated as of January 31, 2011 (the "Agreement"), as amended August 30, 2016 and May 22, 2018.

The date of this Amendment is as of July 28, 2022.

Intending to be legally bound, BNY Mellon and Customer hereby agree as follows:

Schedule I of the Agreement (Schedule of Services) is amended to add the following as a new service under the Fund Administration Services heading set forth in such Schedule I:

•	Rule 18f-4 Services
o	BNY Mellon shall provide certain services relating to Rule 18f-4 under the 1940 Act ("Rule l8f-4 Services"), which services specifically are the following:
■	Each fund utilizing the Limited Derivative Service is listed in Exhibit B attached hereto.
■	For a Fund that is utilizing the Limited Derivative Service, performance of a daily (one BNYM business day lag) derivatives exposure test pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).
■	Each fund utilizing the Full Derivative Service is listed in Exhibit B attached hereto.
■	For a Fund that is utilizing the Full Derivative Service, performance of a daily (one BNY Mellon business day lag) value-at-risk test pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).
■	For a Fund that is utilizing the Full Derivative Service, performance of agreed upon stress testing, pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).
■	For a Fund that is utilizing the Full Derivative Service, performance of agreed upon back-testing to assist the Fund in monitoring actual versus expected value-at-risk breaches over time, pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test).
■	Reporting of results of the tests set forth above through a reporting portal. Results may be provided in PDF, XLS or CSV format, or other format utilized by BNY Mellon or agreed between the Fund and BNY Mellon. The Fund will provide reasonable advance notice to BNY Mellon whether or not the Fund is to be treated as a Limited Derivatives User for purposes of the Rule 18f-4 Services.
o	Performance of the Rule 18f-4 Services is subject to BNY Mellon's timely receipt of all necessary information related to such services. BNY Mellon shall not be responsible for:

(a) delays in the transmission to it by the Fund, the Fund's adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, "Third Parties") of data required for the provision of the Rule 18f-4 Services, (b) inaccuracies of, errors in or omissions of such data provided to it by any Third Party and (c) validation of such data provided to it by any Third Party.

o	The Fund represents, warrants and covenants to BNY Mellon that the Fund is and will remain duly licensed as required with respect to any data, indices and benchmarks utilized by BNY Mellon in connection with the Rule 18f-4 Services.

o	For clarity, the Rule 18f-4 Services do not include responsibility for the Fund's compliance with Rule 18f-4, and the responsibility for compliance with Rule 18f-4 rests solely with the Fund, including without limitation responsibility for compliance with the requirements relating to a Derivatives Risk Manager, for implementation and documentation of the Fund's derivatives risk management program, for assessing and addressing the information provided by BNY Mellon pursuant to the Rule 18f-4 Services, and for any escalation or reporting obligations to investment management personnel, the Fund's Board or the SEC.
o	lnformation provided by BNY Mellon in connection with the Rule l 8f-4 Services is provided only for informational purposes, and in all cases it is the responsibility solely of the Fund to make all determinations regarding treatment of assets under Rule l 8f-4. Neither the provision of nor any information provided with respect to the Rule l 8f-4 Services is intended to be, nor should it be construed or used as, financial, legal, tax or investment advice, or to be an opinion of the appropriateness or suitability of any investment.

Agreed:

DBX ETF TRUST, on behalf of the Trust and each portfolio series identified on Exhibit B attached hereto	The Bank of New York Mellon
By: /s/ Keith Hallman
By: /s/ Freddi Klassen	Name: Keith Hallman
Name: Freddi Klassen	Title: Vice President
Title: CEO & President of DBX ETF Trust

EXHIBIT B

TO THE THIRD AMENDMENT TO THE FUND ADMINISTRATION AND ACCOUNTING
AGREEMENT

dated as of July 28, 2022

Limited Derivative Service Portfolios

#	Ticker	Fund Name
1	ASHX	Xtrackers MSCI China A Inclusion Equity ETF
2	CN	Xtrackers MSCI All China Equity ETF
3	DEEF	Xtrackers FTSE Developed ex US Multifactor ETF
4	DEUS	Xtrackers Russell US Multifactor ETF
5	EASG	Xtrackers MSCI EAFE ESG Leaders Equity ETF
6	EMCR	Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF
7	EMSG	Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF
8	HAUZ	Xtrackers International Real Estate ETF
9	HDAW	Xtrackers MSCI All World ex US High Dividend Yield Equity ETF
10	HDEF	Xtrackers MSCI EAFE High Dividend Yield Equity ETF
11	KOKU	Xtrackers MSCI Kokusai Equity ETF
12	MIDE	Xtrackers S&P MidCap 400 ESG ETF
13	QARP	Xtrackers Russell 1000 US Quality at a Reasonable Price ETF
14	SMLE	Xtrackers S&P SmallCap 600 ESG ETF
15	SNPE	Xtrackers S&P 500 ESG ETF
16	USSG	Xtrackers MSCI USA ESG Leaders Equity ETF
17	USNZ	Xtrackers Net Zero Pathway Paris Aligned US Equity ETF

Full Derivative Service Portfolios

[None]